UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Broadridge Stockholders - Participate in the Virtual Annual Meeting and Shareholder Forum!

Broadridge Financial Solutions, Inc. is holding a completely Virtual Annual Meeting of Stockholders this year on Thursday, November 15, 2012, at 10 a.m. Eastern Time. You have the ability to attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/br. In addition, you can ask a question during the Annual Meeting by calling the toll-free number 1-888-437-2685. You will need to provide your 12-Digit control number which is included in this e-mail.

In conjunction with this Annual Meeting, we are currently hosting a Shareholder Forum on which you can communicate directly with Management and Investor Relations in various ways including submitting questions ahead of the Annual Meeting and completing a shareholder survey. You can submit a question on the Shareholder Forum for Management and the Board of Directors to address at the Annual Meeting.

Your control number is included in this e-mail and will be required to participate in the Shareholder Forum. To participate, please follow the instructions after you click on this link www.theinvestornetwork.com/forum/br.

Your 12-Digit control number to access the Shareholder Forum and to attend the Annual Meeting is:

012345678901

I encourage you to attend our Virtual Annual Meeting of Stockholders on November 15, 2012, at 10 a.m. Eastern Time by visiting

www.virtualshareholdermeeting.com/br.

Thank you,

Rich Daly

Chief Executive Officer